EXHIBIT 99.1

August 2024 Director Election Update

August 20, 2024

Dear Member:

Earlier this summer, the Federal Home Loan Bank of New York (“FHLBNY”) called for nominations for, respectively, one open New Jersey and two open New York Member Director seats on the FHLBNY’s Board of Directors (“Board”) with terms commencing on January 1, 2025. We thank our members who participated in the nomination process, which ultimately resulted in the accepted nomination by one nominee for the one open New Jersey Member Director seat.

Our regulator’s director election regulations provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to announce that Mr. Thomas J. Kemly, President, CEO & Director, Columbia Bank, Fair Lawn, New Jersey, having formally accepted his nomination, is hereby declared elected to the Board of the FHLBNY as a Member Director representing New Jersey members for a four-year term beginning on January 1, 2025.

Mr. Kemly currently serves as a Member Director on the FHLBNY’s Board; his term expires on December 31, 2024. He presently serves as the Vice Chair of the Board’s Audit Committee, the Vice Chair of the Board’s Technology Committee, as a member of the Board’s Compensation and Human Resources Committee, and he also serves on the Board’s Executive Committee. (Neither Mr. Kemly’s 2025 Committee assignments or director compensation, nor that of any other Director, have been determined by the Board.)

In October, we plan to distribute ballots to our eligible New York members for the election that will be held to fill the two open New York Member Director seats. In addition, ballots will be sent to all eligible members throughout the District for the election that will be held to fill two open Districtwide Independent Director seats. All of these seats will have four-year terms, each commencing on January 1, 2025.

We thank in advance each member that will be voting in this year’s FHLBNY Director elections. If you have any questions about the election process, please contact General Counsel Paul Friend at 212-441-6822.

Sincerely,

/s/

Jose R. Gonzalez

President and Chief Executive Officer

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM